UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2022

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16760 SW Upper Boones Ferry Rd., Suite 101
Portland, OR 97224
(503) 601-4545
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PXLW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Change of Control and Severance Agreement

Effective January 28, 2022, the Board of Directors of Pixelworks, Inc. (the “Company”) approved and the Company entered into a Change of Control and Severance Agreement (the “Severance Agreement”) with Haley F. Aman, the Company’s Chief Financial Officer. The Severance Agreement provides that in the event an “involuntary termination” occurs within six months prior to or within twenty-four months following a “change of control” (as such terms are defined in the Severance Agreement), Ms. Aman will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of her base salary and the then-current year's target bonus as in effect as of the date of such involuntary termination or, if greater, as in effect immediately prior to the change of control; (ii) the same level of Company-paid health coverage and benefits in effect on the day preceding the termination of Ms. Aman until the earlier of when she (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA or twelve months from the date of termination; and (iii), unless the involuntary termination occurred between twelve and twenty-four months following a change in control, full accelerated vesting of all outstanding equity awards granted to her by the Company prior to the change of control. In the event of an involuntary termination between twelve and twenty-four months following a change in control, Ms. Aman’s vesting acceleration benefit will be limited to twelve months. In the event of an involuntary termination that occurs within six months prior to a change of control, any acceleration of vesting of options and shares triggered by the change of control will occur immediately prior to the change of control and Ms. Aman will have a minimum of six months following the change of control to exercise the options (or longer if a longer period would otherwise be applicable).

In the event of an involuntary termination apart from a change of control, Ms. Aman would receive the same cash severance and health benefits described above, but will receive only twelve months accelerated vesting. For purposes of accelerated vesting, awards with annual vesting periods which straddle the acceleration period are treated as vesting in equal monthly amounts instead of annually. In the event of termination apart from a Change of Control, the benefits would be calculated as if the date of the change of control were the same as the date of the involuntary termination.

The foregoing acceleration terms will not apply to any equity subject to performance-based vesting.

In the event the severance benefits under the Severance Agreement would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Ms. Aman retaining a greater benefit on an after-tax basis.

A copy of the Severance Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description
10.1	Change of Control and Severance Agreement by and between Pixelworks, Inc. and Haley F. Aman, dated January 28, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	January 31, 2022	/s/ Haley F. Aman
Haley F. Aman Chief Financial Officer